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                                                                   EXHIBIT F.7




                                 LOAN AGREEMENT




                                    between




                           ALLIED CAPITAL CORPORATION



                                      and


                    OVERSEAS PRIVATE INVESTMENT CORPORATION


                                  dated as of


                                 April 10, 1995




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
                               TABLE OF CONTENTS

                                                                Page
                                                                ----
ARTICLE I.   DEFINITIONS                                         1
     Section 1.01      Definitions                               1
     Section 1.02      Interpretation                            7

ARTICLE II.  AMOUNT AND TERMS OF THE LOAN                        8
     Section 2.01      Amount and Disbursement                   8
     Section 2.02      Cancellation of the Commitment            8
     Section 2.03      Interest                                  8
     Section 2.04      Contingent Fee                            9
     Section 2.05      Repayment of the Loan                    10
     Section 2.06      Voluntary Prepayment                     10
     Section 2.07      Miscellaneous                            10

ARTICLE III. REPRESENTATIONS AND WARRANTIES                     12
     Section 3.01      Existence and Power of the Company       12
     Section 3.02      Authority of the Company                 12
     Section 3.03      Financial Condition                      13
     Section 3.04      Capitalization of the Company            13
     Section 3.05      Subsidiaries and Shareholders            13
     Section 3.06      Liens                                    14
     Section 3.07      Taxes and Reports                        14
     Section 3.08      Defaults                                 14
     Section 3.09      Litigation                               14
     Section 3.10      Compliance with Law                      15
     Section 3.11      Disclosure                               15

ARTICLE IV.  CONDITIONS PRECEDENT TO FIRST DISBURSEMENT         15
     Section 4.01      Corporate Authorization                  15
     Section 4.02      Legal Opinions                           16
     Section 4.03      Insurance                                16

ARTICLE V.   CONDITIONS PRECEDENT TO EACH DISBURSEMENT          16
     Section 5.01      Representations and Defaults             16
     Section 5.02      Change in Circumstances                  16
     Section 5.03      Certification                            17
     Section 5.04      Financial Information                    17
     Section 5.05      Payment of Reimbursement of Expenses     17
     Section 5.06      Notes                                    17

ARTICLE VI.  AFFIRMATIVE COVENANTS                              17
     Section 6.01      Project Implementation                   17
     Section 6.02      Use of Proceeds                          18
     Section 6.03      Segregated Account                       18
     Section 6.04      Working Capital                          19
     Section 6.05      OPIC Insurance                           19
     Section 6.06      Company Operations                       19
     Section 6.07      Maintenance of Rights and Compliance
                       with Laws                                19
     Section 6.08      Insurance                                20
     Section 6.09      Accounting and Financial Management      20

     Section 6.10      Financial Statements and Other
                       Information                               20
     Section 6.11      Access to Records; Inspection; Meetings   22
     Section 6.12      Notice of Default and Other Matters       22
     Section 6.13      Financial Covenants                       22
     Section 6.14      Environmental Compliance                  23
     Section 6.15      Co-investment                             23

ARTICLE VII. NEGATIVE COVENANTS                                  23
     Section 7.01      Liens                                     23
     Section 7.02      No Alteration of Charter Documents        24
     Section 7.03      Dividends and Share Redemptions           24
     Section 7.04      Sale of Assets; Mergers                   24
     Section 7.05      Ordinary Conduct of Business              24
     Section 7.06      Worker Rights                             25

ARTICLE VIII. DEFAULTS AND REMEDIES                              25
     Section 8.01      Events of Default                         25
     Section 8.02      Remedies upon Event of Default            27
     Section 8.03      Jurisdiction and Consent to Suit          27

ARTICLE IX.  MISCELLANEOUS                                       28
     Section 9.01      Notices                                   29
     Section 9.02      Governing Law                             29
     Section 9.03      Succession                                29
     Section 9.04      Survival of Agreements                    29
     Section 9.05      Integration; Amendments                   29
     Section 9.06      Severability                              29
     Section 9.07      No Waiver                                 29
     Section 9.08      Waiver of Jury Trial                      30
     Section 9.09      Indemnity                                 30
     Section 9.10      Further Assurances                        30
     Section 9.11      Counterparts                              31

SCHEDULES
---------

  3.03      Change in Financial Condition
  3.05      Subsidiaries
  3.09      Litigation Outstanding
  3.11      Disclosure Documents
  6.08      Insurance

EXHIBITS

     A      Form of Disbursement Request
     B      Form of Promissory Note
     C      Form of Corporate Authorization Certificate (Section 4.01)
     D      Form of Disbursement Certificate (Section 5.03)
     E      Form of Legal Opinion of Counsel to the Company
     F      OPIC Guidelines for Screening Downstream Investments, including
            Exhibit A thereto
     G      List of countries in which Investments may be made

                                 LOAN AGREEMENT


          AGREEMENT, dated as of April 10, 1995, between ALLIED CAPITAL CORPORATION, a corporation organized and existing under the laws of the State of Maryland (the "Company"), and OVERSEAS PRIVATE INVESTMENT CORPORATION, an agency of the United States of America ("OPIC")

                             W I T N E S S E T H :

          WHEREAS, the Company wishes to establish a fund that will provide financing for international projects involving qualifying U.S. small businesses (the "Fund"); and

          WHEREAS, to obtain the financing for the Fund, the Company has requested that OPIC make a loan to the Company in an amount of up to twenty million United States dollars (US$20,000,000) pursuant to Section 234(c) of the Foreign Assistance Act of 1961, as amended, which OPIC is willing to do on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, it is hereby agreed as follows:


                                   ARTICLE I.
                                  DEFINITIONS

SECTION 1.01. DEFINITIONS.

     Unless otherwise provided, capitalized terms used herein shall have the definitions specified below:

     "Agreement" means this Loan Agreement between the Company and OPIC.

     "Authorized Officer" means, with respect to any Person, its President and any other officer designated in writing by such Person as having been authorized to execute and deliver this Agreement, the Notes, any other Financing Document to which it is or will be a party, or any other notice or instrument contemplated hereunder.

     "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized by law to close in the City of New York or Washington, D.C.

      "Charter Documents" means the Company's Articles of Incorporation and
          By-laws and any other documents establishing the Company and setting forth the rules pursuant to which it is governed, as amended.

      "Closing Date" means any Business Day on which a Disbursement is made.

      "Commitment" means OPIC's obligation to lend an amount not to exceed
          $20,000,000 less (i) the portion thereof which pursuant to Section
          2.02 has been canceled or has been deemed canceled and (ii) any Loan amounts repaid or prepaid.

      "Commitment Period" means the period commencing on the date hereof and ending on the earlier of (i) the first date on which the amount of the Loan equals the Commitment and (ii) the date occurring three (3) years after the date hereof.

      "Company" means Allied Capital Corporation, a corporation organized and existing under the laws of the State of Maryland.

      "Consolidated Shareholders' Equity" as of any date of determination thereof, shall mean the total shareholders' equity of the Company and its Consolidated Subsidiaries as the same would appear on a consolidated balance sheet of the Company and its Consolidated subsidiaries prepared as of such date in accordance with U.S. GAAP, including, in any case, preferred stock not by its terms redeemable by the holder thereof, but excluding preferred stock which by its terms is redeemable by the holder thereof, and excluding any stock, common or preferred, not both issued and outstanding.

      "Consolidated Subsidiary" shall mean any subsidiary of the Company of which more than fifty percent (50%) of the stock entitled to vote for corporate directors is beneficially owned, directly or indirectly, by the Company.

      "Current Assets" means assets treated as current assets under U.S. GAAP.

      "Current Liabilities" means all Indebtedness and liabilities due on demand or to become due within one year and other liabilities treated as current liabilities under U.S. GAAP.

      "Day Count Fraction" means 360-day years consisting of twelve 30-day months.

      "Disbursement" means a disbursement of the Loan.

      "Disbursement Request" means a request for a Disbursement, substantially in the form of Exhibit A.

      "Dollars" or "$" means the lawful currency of the U.S.

      "Event of Default" has the meaning set forth in Section 8.01.

      "Fund" has the meaning provided in the first recital hereto.

      "Financial Statements" means, with respect to any Person, such Person's quarterly or annual balance sheet and statements of income, retained earnings, and sources and application of funds for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous fiscal year, each prepared in Dollars in accordance with U.S. GAAP.

      "Financing Documents" means collectively this Agreement, the Notes and any other instrument pursuant to which, or in reliance on which, a Disbursement is made.

      "Fiscal Year" means, with respect to the Company, the period beginning on January 1 and ending on December 31 of each year.

      "Guidelines" means the OPIC procedures for screening investments for compliance with OPIC policy criteria, as set forth in "Guidelines for Screening Downstream Investments," dated December 1993, as set forth in Exhibit F, as they may be amended by OPIC from time to time.

      "Indebtedness" of any Person means, at any date, all or any liabilities, obligations and reserves, contingent or otherwise, which, in accordance with U.S. GAAP, would be reflected as a liability on a balance sheet, including without limitation, (i) any obligation of such Person for borrowed money or arising out of any credit facility,
          (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligation of such Person to pay the deferred purchase price of property or services,
          (iv) any obligation of such Person under conditional sales or other title retention agreements, (v) the net aggregate rentals under any lease by such Person as lessee that under U.S. GAAP would be capitalized on the books of the lessee or is the substantial equivalent of the financing of the property so leased, (vi) any obligation of such Person to purchase securities or other property which arises out of or in connection with the sale of the same or substantially similar securities or property, (vii) any obligation of such Person secured by any Lien upon property, (viii) any Indebtedness of others secured by a Lien on any asset of such Person, and (ix) any Indebtedness of others guaranteed, directly or indirectly, by such Person.

      "Indemnified Persons" has the meaning set forth in Section 9.09.

      "Interest Charges" means, for any period, all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

      "Interest Period" means the period from and including the day following the immediately preceding Payment Date or, if later, the first Closing Date, to and including the next succeeding Payment Date or, if earlier, the Loan Maturity Date.

      "Interest Rate" has the meaning set forth in Section 2.03.

      "Investment Income Available for Interest Charges" means total investment income before net long term realized capital gain, less all operating expenses except interest expense, as shown on the most recent quarterly consolidated statements of operations of the Company (plus short term capital gains of the Company and its Consolidated Subsidiaries) and determined in accordance with U.S. GAAP.

      "Lien" means any lien, pledge, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

      "Loan" means, on any date, the aggregate of the outstanding unpaid principal amounts of the Notes then outstanding.

      "Loan Maturity Date" means the date that is ten years from the date of the first Disbursement.

      "Material Adverse Effect" means a material adverse effect on (i) the Fund, (ii) the business, operations, prospects, financial condition or property of the Company or its Consolidated Subsidiaries, (iii) the ability of the Company to perform in a timely manner its material obligations under any of the Financing Documents, (iv) the validity or enforceability of any material provision of any Financing Document, and (v) the rights and remedies of OPIC under any of the Financing Documents.

      "Net Income" means, with respect to any Person for any fiscal period, the net income of such Person for such period after Taxes but before extraordinary items, determined in accordance with U.S. GAAP.

      "Note" means any promissory note issued by the Company pursuant to this Agreement substantially in the form of Exhibit B.

      "OPIC" means Overseas Private Investment Corporation, an agency of the United States of America.

      "Payment Date" means each March 15 and September 15 after the date hereof until the Loan, all interest accrued thereon and all other amounts due hereunder or under the Note are paid in full, unless such date is not a Business Day, in which case the Payment Date will be the next succeeding Business Day.

      "Permitted Investments" means (a) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed or insured by the Government of the U.S. or any agency thereof, (b) certificates of deposit, time deposits, overnight bank deposits and banker acceptances with maturities of one year or less issued by or placed with any commercial bank having capital and surplus in excess of $500,000,000 or having long-term unsecured debt obligations rated at least "BB+" by Standard & Poor's Corporation or "BAA3" by Moody's Investors Service, Inc., and (c) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.

      "Person" means and includes (i) an individual, (ii) a legal entity, including but not limited to, a partnership, a joint venture, a corporation, a trust, and an unincorporated organization, and (iii) a government or any department or agency thereof.

      "Portfolio" means the aggregate of investments made in Projects using Loan proceeds, and amounts received in respect of Projects and Permitted Investments made with amounts deposited in the Segregated Account.

      "Project" means an overseas private sector investment, in a country listed on Exhibit G or any other country in which OPIC is authorized to do business, involving Qualifying Small Businesses as equity participants, suppliers of goods, signatories of technical, marketing or management agreements, participants in long-term supply or purchase arrangements, or in such other capacity as OPIC shall agree.

      "Qualifying Financial Institution" means a bank or trust company (i) that is organized as a banking association or corporation under the laws of the U.S. or any state thereof, or of the District of Columbia, (ii) that is subject to supervision or examination by federal, state, or District of Columbia banking authorities, (iii) that has capital and surplus of not less than $250 million, and (iv) the debt securities of which are rated at least "BAA3" by Moody's Investor Service, Inc. or "BB+" by Standard & Poor's Corporation.

      "Qualifying Small Business" means a business of which at least 25% of the equity is beneficially owned by United States Persons and which (a), in the case of a manufacturing company, has annual sales less than $174 million or, in the case of a service company, has total shareholder capital as of its latest annual financial report of less than $57 million or (b) fits within such other definition of Qualifying Small Business of which OPIC shall notify the Company in writing; provided that in no event shall such other definition specify dollar amounts less than those set forth in this definition.

      "Segregated Account" has the meaning set forth in Section 6.03.

      "Senior Debt" of the Company shall mean (a) the Loan and interest accrued and unpaid thereon, (b) Indebtedness pursuant to the Note Agreement, dated as of April 30, 1992, among the Company, Allied Investment Corporation, Allied Financial Services Corporation and Massachusetts Mutual Life Insurance Company, and (c) any other unsecured Indebtedness which ranks pari passu with the Loan.

      "Taxes" means any taxes, levies, imposts, stamps, duties, fees, assessments, deductions, withholdings and other governmental charges, and all liabilities with respect thereto.

      "Treasury Rate" means, with respect to any Disbursement, the annual rate of interest determined at the end of the calendar quarter preceding the calendar quarter in which such Disbursement is made, as notified to OPIC by the U.S. Department of Treasury as the rate to be paid by OPIC, at the time of such Disbursement, for borrowings from the U.S. Department of Treasury having a maturity equivalent to that of such Disbursement.

       "U.S." means the United States of America.

       "U.S. GAAP" means generally accepted accounting principles in the U.S. in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

       "United States Persons" means (1) U.S. citizens; (2) corporations, partnerships, or other associations including nonprofit associations, created under the laws of the United States, any State or territory thereof, or the District of Columbia and more than fifty percent (50%) beneficially owned by U.S. citizens; and (3) foreign corporations, partnerships, or other associations, the total of the issued and subscribed share capital of which is at least ninety-five (95%) owned by one or more such U.S. citizens, corporations, partnerships, or other associations.

SECTION 1.02.   INTERPRETATION.

          In this Agreement, unless otherwise indicated or otherwise required by the context:

          (a) Reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified from time to time;

          (b) All references to an "Article", "Section", "Schedule", or "Exhibit" are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto and made a part hereof;

          (c) The table of contents, article and section headings, and other captions in this Agreement are for the purpose of reference only and do not limit or affect its meaning;

          (d) Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

          (e) Accounting terms used herein but not defined in Section 1.01 shall have the respective meanings given to them under U.S. GAAP; and

          (f) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                  ARTICLE II.
                          AMOUNT AND TERMS OF THE LOAN

SECTION 2.01.  AMOUNT AND DISBURSEMENT.

          (a) Commitment. Subject to the terms and conditions hereof, OPIC agrees to make, and the Company agrees to accept, a loan for the establishment and implementation of the Fund in the principal amount of not more than $20,000,000. Disbursements of the Loan shall only be made from the date hereof through the end of the Commitment Period.

          (b) Disbursement. Subject to the satisfaction of the conditions set forth in Articles IV and V, the Company may request a Disbursement of the Loan by delivering a Disbursement Request to OPIC not less than five (5) Business Days prior to a Closing Date. Each Disbursement shall be evidenced by one or more (as OPIC may specify) Notes aggregating the principal amount of the Disbursement and dated the Closing Date. All Notes shall be issued for a term ending on or before the Loan Maturity Date. The amount of the Loan shall not exceed the amount of the Commitment, and the Company may not request Disbursement of any Loan amounts repaid or prepaid.

SECTION 2.02.  CANCELLATION OF THE COMMITMENT.

          The Company may cancel all or any part of the Commitment at any time. Any part of the Commitment not disbursed at the end of the Commitment Period shall be deemed to have been canceled.

SECTION 2.03.  INTEREST.


          (a) Interest Rate. On each Payment Date the Company shall pay interest in arrears to the order of OPIC on the daily outstanding principal balance of each Note at a fixed rate per annum for each Disbursement equal to the sum of the Treasury Rate for such Disbursement plus fifty basis points (0.50%) (the "Interest Rate").

          (b) Default Interest. If the Company fails to pay in full when due any amount of principal or interest on any Note or any other amount due hereunder, the Company shall pay default interest on such unpaid amount on demand (to the extent permitted by applicable law), from the date of the payment default until the date on which such defaulted amount is paid in full, at a rate equal to (i) for any unpaid principal or interest on any Note, the sum of two percent (2%) per annum plus the Interest Rate specified in such Note and (ii) for any other unpaid amount, ten percent (10%) per annum or, if less, the maximum rate permitted by law.

SECTION 2.04.  CONTINGENT FEE.

          (a) As additional consideration for the Loan, the Company shall pay to OPIC, within forty-five (45) days after the Loan Maturity Date or any earlier date on which the Loan shall be repaid in full (whether upon acceleration or otherwise), a fee of five percent (5%) of the Excess Return generated by the Portfolio. Excess Return means the internal rate of return ("IRR") generated by the Portfolio in excess of seven percent (7%). The IRR of the Portfolio shall be determined on the basis of the quarterly Inflows (as defined below) to and Outflows (as defined below) from the Company with respect to the Portfolio.

          (i)  "Inflows" means the sum of

          (A) the aggregate, as of the Loan Maturity Date or any earlier date of repayment of the Loan in full (whether by acceleration or otherwise) or any Determination Date (as defined below), of (I) all dividends, interest and fees paid by or in respect of the Portfolio and Permitted Investments, (II) all proceeds received upon the sale or other disposition of any stock, warrants, notes or other securities of, the Portfolio, and (III) to the extent not included in (I) or (II), the return of capital or loan repayment by the Projects, and

          (B) the aggregate, as of the Loan Maturity Date or any earlier date of repayment in full of the Loan (whether upon acceleration or otherwise), of
(I) all accrued and unpaid dividends, interest and fees payable by or in respect of the Portfolio, to the extent not written off in accordance with U.S. GAAP, (II) all proceeds owing and unpaid in respect of the sale or other disposition of any stock, warrants, notes or other securities of the Portfolio, and (III) the net unrealized fair market value of any stock, warrants, notes or other securities of the Portfolio, as determined by the Company's Board of Directors. If any dispute arises with respect to the determination of fair market value pursuant to clause (III), such dispute shall be resolved by an independent appraiser mutually agreeable to the parties; provided, that if the parties can not agree on such an appraiser, then the decision regarding an independent appraiser shall be submitted to arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. There shall be one arbitrator, appointed in accordance with such Rules, and the decisions of such arbitrator and of the independent appraiser selected by such arbitrator, shall be final, nonappealable, and conclusive upon the parties.
The costs of any arbitration shall be shared equally by the parties.

          (ii) "Outflows" means the aggregate amount of all investments in Projects and all reasonable expenses, fees and costs incurred in connection with such investments and the operation of the Fund through the Loan Maturity Date or any earlier date of repayment in full of the Loan, or any Determination Date (as defined below) including, without limitation, the fees of Allied Capital Advisers, Inc. and interest accrued an the Loan.

          (b) The Company shall pay to OPIC an early distribution fee of one half (1/2) of the contingent fee (as calculated pursuant to subsection (a) above, but excluding all amounts referred to in subsection (a) (i) (B) above as of any Determination Date, as defined below), if, on December 31, 2002 and on the last day of each year thereafter until the Loan Maturity Date, or an any such date thereafter on which the Loan shall be repaid in full (each such date, a "Determination Date"), the IRR of the Portfolio (excluding all amounts referred to in subsection (a) (i) (B) above, calculated as of the relevant Determination Date) is greater than seventeen percent (17%). Such early distribution fee shall be payable within ninety (90) days after any Determination Date. If, however, on any Determination Date occurring after December 31, 2002 the determination of the IRR of the Portfolio indicates that OPIC would not be entitled to any previously paid early distribution fee or portion thereof, then within forty-five (45) days of receipt of the Company's notice of such determination OPIC shall remit to the Company, by credit against the Loan balance or other payment, that amount of such prepaid contingent fee not earned under the foregoing formula.

SECTION 2.05.   REPAYMENT OF THE LOAN.

          Except as otherwise provided herein, the Company shall repay the Loan and all interest accrued thereon in full on the Loan Maturity Date.

SECTION 2.06.  VOLUNTARY PREPAYMENT.

          On any date the Company may, upon ten (10) Business Days' prior notice to OPIC, prepay any Note in whole or in part, without premium or penalty.

SECTION 2.07.  MISCELLANEOUS.

          (a) Payment or Reimbursement of Expenses. The Company shall pay or reimburse OPIC, upon request, Opec reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution and delivery, and implementation of this Agreement, the Notes and the other Financing Documents, including, without limitation, (i) the reasonable fees and expenses of outside legal counsel and business consultants (not to exceed $30,000) and (ii) the reasonable costs of communications, the preparation of any documents, and the preparation of bound volumes of the Financing Documents for Opec use. The Company shall also reimburse OPIC upon demand for (iii) all reasonable costs and all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and reasonable travel costs) incurred by OPIC (A) in taking any action required by any applicable law or regulation to preserve in full force and effect any of its rights hereunder or under any of the Financing Documents, or (B) in enforcing its rights under any of such documents, or (C) in connection with the modification, amendment or waiver of any provision of any such document, and (iv) all reasonable costs and expenses (including, without limitation, reasonable travel costs) of attendance by an OPIC representative of any meetings of the Board of Directors of the Company which are held outside the Washington, D.C. metropolitan area and at which business relating to the Fund is discussed.

          (b) Currency and Place of Payment. All payments required hereunder shall be made in Dollars in immediately available funds without any offset or deduction for Taxes or otherwise to OPIC at the following address:

          If sent by wire transfer (via a United States domestic bank):

               U.S. Treasury Department
               ABA No. 0210-3000-4 TREASNYC/CTR/BNF=AC71000001
               OBI=OPIC Loan No. 999-95-267-DI

          If sent by express mail or courier:

               Nations Bank Operations Center
               Corporate Bank Operations
               3 SSE
               6000 Feldwood Road
               College Park, GA 30349
               Attn: OPIC Lockbox 198177

          If sent by standard mail:

               Overseas Private Investment Corporation
               P.O. Box 198177
               Atlanta, GA 30384

          (c) Computation of Interest on Notes and Fees. Except as otherwise provided herein or in any Note, interest (including without limitation default interest) shall accrue on a daily basis in each Interest Period and shall be computed on the basis of the Day Count Fraction for such Interest Period.

          (d) Application of Payments to OPIC. Payments received by OPIC under this Agreement or with respect to any Note shall be applied to amounts due under this Agreement and under the Notes in such manner as OPIC in its sole discretion may determine to be appropriate, notwithstanding any instruction from the Company.

          (e) Replacement Notes. The Company shall issue at its cost upon receipt of certification of the loss, theft, destruction or mutilation of any Note (and of indemnity satisfactory to the Company in the case of lost, stolen or destroyed Notes), or upon the surrender of other outstanding Note(s), new Note(s) of like tenor and aggregate principal amount in replacement thereof, in such denominations as the holder thereof may request and dated (and bearing interest from) the date to which interest has been paid on the Note(s) so surrendered or certified as lost, stolen or destroyed.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

          The Company represents, covenants, and warrants to OPIC that:

SECTION 3.01.    EXISTENCE AND POWER OF THE COMPANY.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly authorized to do business in each jurisdiction in which its business makes such authorization required (or for which the failure to be so authorized or qualified would have a Material Adverse Effect), has the requisite power to own and operate its properties, to carry on its business and to establish and implement the Fund, to borrow money and create a charge on its properties and to execute, deliver and perform this Agreement, the Notes and each of the other Financing Documents to which it is or will be a party.


          Section 3.02.   Authority of the Company.

          The Company's execution, delivery and performance of this Agreement, the Notes and each of the other Financing Documents to which it is or will be a party: (i) have been duly authorized by all necessary corporate action; (ii) will not violate any applicable regulation or ruling of any governmental authority; (iii) will not breach, or result in the imposition of any Lien upon any of its assets (except as permitted by Section 7.01) under, any of the Charter Documents or any agreement or other requirement by which it or any of its properties may be bound or affected; and (iv) all third party consents required therefor have been obtained and are in full force and effect. The execution and delivery by the Company of this Agreement, the Notes and each of the other Financing Documents to which it is or will be a party will cause each such respective instrument to constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Company's obligations hereunder rank, and under the Notes will rank, not less than pari passu with all of the Company's other Indebtedness. For purposes of this Section 3.02 only, the term Indebtedness means any amount payable pursuant to any agreement or instrument involving or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, or pursuant to a lease with substantially the same economic effect as any such agreement or instrument, to which the Company is a party as debtor, borrower or guaranty.


SECTION 3.03.    FINANCIAL CONDITION.

          The Company's Financial Statements dated December 31, 1994, which have been furnished to OPIC, are complete and correct and fairly present its financial condition and the results of its operations for the period then ended. It has no contingent obligation, liability for Taxes, material or long-term commitment, or outstanding Indebtedness of any kind except as disclosed in such Financial Statements. Except as set forth in Schedule 3.03, there has been no change in the Company's financial condition or prospects from that set forth in such Financial Statements that could have a Material Adverse Effect, and, other than payment of the extra 1994 dividend paid in 1995 and the declaration of the first quarter 1995 regular dividend, since the date thereof, no dividend or other distribution has been declared or paid to its shareholders.


SECTION 3.04.    CAPITALIZATION OF THE COMPANY.

          The authorized capital of the Company consists of 10,000,000 shares of common stock, par value $1.00 per share, of which approximately 6,152,703 shares are issued and outstanding. All such capital stock of the Company has been duly authorized and validly issued, and is fully paid and nonassessable. Except as to shares issued and issuable under the Company's Incentive Stock Option Plan, there are no outstanding subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any class of the capital stock of the Company.

SECTION 3.05.     SUBSIDIARIES AND SHAREHOLDINGS.

          The Company does not own or otherwise control any voting stock of, or have any ownership interest in, any other Person, except as to Allied Investment Corporation and Allied Capital

Financial Corporation, both Maryland corporations, and Allied Development Corporation, a District of Columbia corporation, and as stated in Schedule 3.05.

SECTION 3.06.    LIENS.

          Neither the Company nor its Consolidated Subsidiaries have outstanding, nor are any of them contractually bound to create, any Lien on or with respect to, any of its properties, rights or revenues, except as permitted in Section 7.01.

SECTION 3.07.    TAXES AND REPORTS.

          All tax returns and reports of the Company and its Consolidated Subsidiaries required by law to be filed by any government having jurisdiction or any subdivision thereof, or that, if not filed, could have a Material Adverse Effect, have been duly filed for periods ending prior to the date of this Agreement, and all Taxes due or reasonably anticipated to become due in respect of the Company and its Consolidated Subsidiaries, or any assets, income, or franchises of the Company and its Consolidated Subsidiaries, that if not paid could have a Material Adverse Effect, have been duly paid or have been adequately provided for on the books of the Company or its Consolidated Subsidiaries.

SECTION 3.08.    DEFAULTS.

          No Event of Default, and no event or condition that with the passage of time or the giving of notice, or both, could constitute an Event of Default, has occurred and is continuing. Neither the Company nor any other party is in breach of any provision of any contract to which the Company or any Consolidated Subsidiary is a party, which breach could have a Material Adverse Effect.

SECTION 3.09.    LITIGATION.

          Except as set forth in Schedule 3.09, no action, suit, other legal proceeding, arbitral proceeding or investigation is pending by or before any domestic or foreign court or governmental authority or in any arbitral or other forum or is threatened, against the Company or any of its Consolidated Subsidiaries or any of their properties or rights that (i) relates to any of the transactions contemplated by this Agreement or any other Financing Document, or (ii) has, or if adversely determined could have, a Material Adverse Effect.

SECTION 3.10.   COMPLIANCE WITH LAW.

          Each of the Company and its Consolidated Subsidiaries is conducting its business in compliance in all material respects with all applicable laws, regulations and authorizations of all relevant governmental authorities, non-compliance with which could have a Material Adverse Effect, and in compliance with the Charter Documents. The Company has duly obtained all material consents, licenses, approvals and authorizations and has effected all declarations, filings and registrations necessary for the due execution, delivery, performance, validity or enforceability of this Agreement and each other Financing Document to which it is a party.

SECTION 3.11.    DISCLOSURE

          All documents, reports or other written information pertaining to the Fund (including without limitation the Financing Documents) that have been furnished to OPIC, as listed, on Schedule 3.11 hereto, are true and correct and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. There is no fact known to the Company, that has not been disclosed to OPIC in writing, the existence of which could have a Material Adverse Effect.

                                  ARTICLE IV.
                 CONDITIONS PRECEDENT TO THE FIRST DISBURSEMENT

          Unless OPIC otherwise agrees in writing, the obligation of OPIC to make the first Disbursement of the Loan is subject to the prior fulfillment, to OPIC's satisfaction in its sole discretion, of the following conditions precedent and to their continued fulfillment on the date of the first
Disbursement:

SECTION 4.01.    CORPORATE AUTHORIZATION.

          OPIC shall have received a certificate of an Authorized Officer of the Company, dated the Closing Date, satisfactory to OPIC in form and substance, and substantially in the form of Exhibit C:

          (a) attaching a copy of each of the Charter Documents, as amended to date, certifying that the attached copies are true and complete and in full force and effect as of the Closing Date;

          (b) attaching a copy of the resolutions of the Board of Directors of the Company, and of all documents evidencing any other necessary corporate action (each such resolution and document satisfactory to OPIC in form and substance), authorizing it to execute, deliver and perform this Agreement, the Notes, and each of the other Financing Documents to which it is or will be a party and to engage in the transactions herein contemplated, and certifying that the attached copies are true and complete and in full force and effect as of the Closing Date; and

          (c) certifying the names, titles and specimen signatures of the Persons who are authorized to execute and deliver on behalf of the Company this Agreement, the Notes, each of the other Financing Documents to which it is or will be a party and all other notices or instruments contemplated hereunder.

SECTION 4.02.    LEGAL OPINION.

          OPIC shall have received a written opinion, dated the Closing Date, satisfactory to OPIC in form and substance, and substantially in the form of Exhibit E, of Thomas R. Salley, the Company's legal counsel, or in such other form and of such other counsel as shall be satisfactory to OPIC.

SECTION 4.03.    INSURANCE.

          OPIC shall have received a certificate from an Authorized Officer of the Company that the insurance required by Section 6.08 is in full force and effect without default.

                                   ARTICLE V.
                   CONDITIONS PRECEDENT TO EACH DISBURSEMENT

          Unless OPIC otherwise agrees in writing and save as otherwise provided herein, OPIC's obligation to make each Disbursement (including the first Disbursement) is subject to the prior fulfillment to OPIC's satisfaction in its sole discretion, of the following conditions precedent and to their continued fulfillment on the date of any such Disbursement:

SECTION 5.01.    REPRESENTATIONS AND DEFAULTS.

          The representations and warranties set forth in Article III shall be true and correct in all material respects on the date of such Disbursement as if made on such date, and on such date no Event of Default, and no event or condition that with the passage of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing.

SECTION 5.02.    CHANGE IN CIRCUMSTANCES.

          At the time of each Disbursement, no circumstance shall exist, and no change of law or regulation of any governmental authority shall have occurred, that in OPIC's reasonable judgment could have a Material Adverse Effect.

SECTION 5.03.    CERTIFICATION.

         The Company shall have furnished OPIC with a certificate of an Authorized Officer of the Company, dated the date of such Disbursement, satisfactory to OPIC in form and substance, and substantially in the form of Exhibit D (i) certifying the satisfaction of the conditions set forth in Sections 5.01 and 5.02 and (ii) setting forth the purposes to which the present Disbursement will be applied and certifying that the proceeds of this Disbursement are presently needed for such purposes.


SECTION 5.04.    FINANCIAL INFORMATION.

         Not less that five (5) Business Days before the Closing Date for any disbursement, OPIC shall have received all Financial Statements, reports, and other information that the Company, pursuant to Section 6.10, would otherwise be required to furnish to OPIC on or before such Closing Date.

SECTION 5.05.    PAYMENT OR REIMBURSEMENT OF EXPENSES.

         All fees and other amounts due to OPIC with respect to the making of
the    Loan, and all other amounts payable or reimbursable by the Company in connection with the making of the Loan, shall have been paid, including, but not limited to, any amounts payable pursuant to Section 2.07(a), including the fees and expenses of OPIC legal counsel.

SECTION 5.06.    NOTES.

         For each Closing Date, OPIC shall have received a duly executed Note dated such Closing Date in the aggregate principal amount of the Loan to be disbursed on such Closing Date.

                                  ARTICLE VI.
                             AFFIRMATIVE COVENANTS

         Unless OPIC otherwise agrees in writing, so long as the Commitment shall remain outstanding and until all amounts due and to become due hereunder and under the Notes shall have been paid in full, the Company covenants and agrees as follows:

SECTION 6.01.    PROJECT IMPLEMENTATION.

         (a) The Company shall establish the Fund promptly and as soon as practicable thereafter (i) identify Projects which the Company believes satisfy OPIC's statutory and policy criteria for investment and (ii) provide information regarding the Projects to OPIC for its review. The Company shall provide to OPIC all information relating to each proposed Project as OPIC reasonably may request to enable it to determine whether its criteria are met.

         (b) Within a reasonable period of time after the submission of all information required by OPIC, OPIC shall notify the Company in writing of its determination with respect to the eligibility of the proposed Project. Whether a proposed Project satisfies OPIC's statutory and policy criteria shall be determined by OPIC in accordance with the Guidelines in its sole discretion.

         (c) The Company may invest in the Projects approved by OPIC. No replacement of, or additional investments in, Projects may be made without OPIC's prior written approval.

         (d) All funds received by the Company from or in respect of the Projects during the term of the Loan may, at the discretion of the Company, be reinvested in other qualified Projects, subject to OPIC's review and approval pursuant to Section 6.01(a) and (b) above.

         (e) The Fund shall invest primarily in the debt, quasi-equity, or equity securities of private sector Persons.

         (f) The amount invested in any single Project shall not exceed seventy-five percent (75%) of the total capital requirements of such Project; provided, however, that this limitation will not apply to investments for which significant risk mitigation measures have been taken or to which OPIC otherwise has agreed.

         (f) The Company shall invest no more than twenty-five percent (25%) of the Loan proceeds in any single Project, and no more than forty percent (40%) of the Loan in any single country.

SECTION 6.02.    USE OF PROCEEDS.

         All Loan proceeds shall be used for investments in Projects approved by OPIC or to pay the reasonable expenses of the Fund. Such expenses shall include reasonable investment management fees paid to Allied Capital Advisers, Inc. for the management of the Fund. OPIC acknowledges that the fees payable to Allied Capital Advisers, Inc., pursuant to the investment management agreement between Allied Capital Advisers, Inc. and the Company in effect on the date hereof, are reasonable.

SECTION 6.03.    SEGREGATED ACCOUNT.

         (a) Loan-proceeds shall not be commingled with other funds of the Company. The Company shall establish and maintain a segregated account (the "Segregated Account") at a Qualifying Financial Institution, into which it shall deposit all Loan proceeds pending disbursement.

         (b) All interest, dividends, and other payments from Projects, including the proceeds of any refinancings or sale of the Projects, shall be deposited in the Segregated Account, pending reinvestment or permitted distribution.

         (c) All amounts in the Segregated Account shall be invested in Permitted Investments.

SECTION 6.04.    WORKING CAPITAL.

         In order to minimize the need for small Disbursements, the Company may deposit Loan proceeds of up to US$2,000,000 in the Segregated Account as working capital; provided that it shall do so only if it intends to use such Loan proceeds for investments in Projects or Fund expenditures within a reasonable time after Disbursement of such Loan proceeds.

SECTION 6.05.    OPIC INSURANCE.

         The Company shall consider insuring its investments in Projects against political risk by using OPIC insurance and using other OPIC project financing services, to the extent that doing so is in the best interests of the Company and the Projects.

SECTION 6.06.    COMPANY OPERATIONS.

         The Company shall duly and punctually perform its obligations under this Agreement, the Notes, and any other Financing Document to which it is a party. The Company shall conduct its operations on the basis of customary commercial practice and arm's-length arrangements, with due diligence and efficiency and under the supervision of Allied Capital Advisers, Inc., a Maryland corporation.

SECTION 6.07.    MAINTENANCE OF RIGHTS AND COMPLIANCE WITH LAWS.

         The Company shall: (i) whenever advisable for the Company to do so, in accordance with customary practice for companies in businesses similar to that of the Company, acquire, maintain and renew all rights, contracts, powers, privileges, leases, lands, sanctions and franchises necessary for the conduct of its business and the performance of its obligations hereunder and under the other Financing Documents; (ii) conduct its business in compliance in all material respects with all applicable laws and directives of governmental authorities having force of law, including applicable environmental standards; and (iii) duly pay before they become overdue all Taxes, assessments and other government charges levied or imposed in any jurisdiction upon its property, earnings or business, that if not paid could have a Material Adverse Effect, except amounts being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves shall have been established.

SECTION 6.08.    INSURANCE.

         The Company shall maintain or cause to be maintained in effect such public liability and other insurance on its property and business as is in accordance with sound commercial practice for the business in which the Company is engaged and from such insurers as shall be selected by the Company and approved by OPIC (such approval not to be unreasonably withheld). Such insurance shall be in such amount as a company similarly situated in respect of property to the Company would, in the prudent management of its operations, maintain. The Company also shall carry workmen's compensation insurance, disability benefits insurance, and such other forms of insurance which the Company is required by law to provide, covering loss resulting from injury, sickness, disability or death of the employees of the Company except, subject to OPIC's approval, to the extent the Company can become a qualified self-insurer under relevant statutes. Notwithstanding the foregoing, OPIC acknowledges that, so long as the Company maintains no physical property, has no employees and has no other attributes which would make the procurement and maintenance of additional insurance necessary or desirable in the view of prudent management, the insurance which the Company has in place, as set forth in Schedule 6.08 hereto, is sufficient.

SECTION 6.09.    ACCOUNTING AND FINANCIAL MANAGEMENT.

         The Company shall, and shall cause each Consolidated Subsidiary to,
(a) maintain adequate management information and cost control systems, (b) maintain a system of accounting, (c) prepare its Financial Statements in accordance with U.S. GAAP, (d) engage Matthews, Carter & Boyce, Independent Certified Public Accountants, or other independent accountants satisfactory to OPIC, (e) notify OPIC of any change in such accountants and the reason therefor, and (f) upon OPIC's reasonable request to the Company, shall instruct such accountants to communicate directly with OPIC regarding the Company's accounts and operations.

SECTION 6.10.    FINANCIAL STATEMENTS AND OTHER INFORMATION.

         At its cost the Company shall furnish to OPIC each of the following documents:

         (a) Within 45 days after the end of each fiscal quarter of each Fiscal Year, (i) the consolidated and consolidating Financial Statements of the Company and its Consolidated Subsidiaries, certified by the chief financial officer of the Company as being complete and correct, together with such officer's certificate that his or her review has not disclosed the existence of an Event of Default, or an event or condition that with the passage of time or the giving of notice, or both, could constitute an Event of Default, or, if any such event or condition then exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto and (ii) a report certified by an Authorized Officer of the Company setting forth in reasonable detail the status of the investments made with the proceeds of the Loan;

         (b) Within 90 days after the end of each Fiscal Year, the consolidated and consolidating audited Financial Statements of the Company and its Consolidated Subsidiaries, together with a certificate by the independent accountants reporting thereon describing briefly the scope of their examination (which shall include a review of the relevant terms of this Agreement) and certifying whether their examination has disclosed the existence of an Event of Default, or an event or condition that with the passage of time or the giving of notice, or both, could constitute an Event of Default, and if so, specifying the nature and period of existence thereof;

         (c) Within 90 days after the end of each Fiscal Year, a report of the Company's Board of Directors setting forth their valuation of the investments made by the Fund;

         (d) Within 45 days after the end of each second and fourth fiscal quarter, a narrative description of material events affecting the Company and/or the Fund and their investments during the semi-annual period ending on the last day of such second and fourth fiscal quarters;

         (f) Promptly (i) upon receipt thereof a copy of each other special or interim audit report submitted to the Company by its independent accountants and any management letter received from such accountants, (ii) upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company with any securities exchange or the U.S. Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any subsidiary is a party, issued by any governmental agency having jurisdiction over the Company or any of its subsidiaries, and
(iii) if OPIC so requests, after the filing thereof, copies of all reports that the Company or any of its Consolidated Subsidiaries shall file with the Small Business Administration ("SBA"), or with any successor agency, and any audit results or audit reports prepared in connection with any audit of the Company or any of its Consolidated Subsidiaries by, or at the request of, the SBA or any successor agency, together with all reports generated by the SBA and pertaining to the Company or any Consolidated Subsidiary; and

         (g) Such other information and data with respect to its operations (including supporting information as to compliance with this Agreement) as OPIC may reasonably request from time to time.

SECTION 6.11.    ACCESS TO RECORDS; INSPECTION; MEETINGS.

         The Company shall, upon request of OPIC, give, or cause to be given, to any representatives of OPIC access during normal business hours to, and permit them to examine, copy and make extracts from, any and all records and documents in the possession or subject to the control of the Company relating to its operations and financial affairs, and to inspect any of its facilities or properties. If OPIC so requests, the Company shall give OPIC not less than 15 days' notice of, and shall permit a representative of OPIC to attend, the portions of each meeting of its shareholders and of its directors relating to the Fund. Subject to all applicable law, OPIC shall treat the information contained in such records and documents and received in such meetings, or otherwise received from the Company, as confidential information not to be disclosed to other parties.

SECTION 6.12.   NOTICE OF DEFAULT AND OTHER MATTERS.

         The Company shall immediately notify OPIC of (i) the occurrence of each Event of Default and of each event or condition known to any of its officers who have, or should have, knowledge of the terms of this Agreement, that with the passage of time or the giving of notice, or both, could constitute an Event of Default, (ii) any actions, suits, other legal proceedings or arbitral proceedings against the Company or any Consolidated Subsidiary that involve claims aggregating more than the equivalent of $500,000, and (iii) the occurrence of any other condition or event (including government action) that could have a Material Adverse Effect on the Company's ability to repay the Loan.

SECTION 6.13.    FINANCIAL COVENANTS.

         (a) Capital Maintenance. The Company at all times shall maintain Consolidated Shareholders' Equity of not less than $35,000,000.

         (b) Interest Charges Coverage Ratio. The Company shall maintain a ratio of Investment Income Available for Interest Charges to Interest Charges of at least 1.1 to 1, as determined on the last day of each month for the twelve month period immediately preceding such day.

         (c) Limitations on Debt. The Company shall have on the last day of each quarterly fiscal period in each Fiscal Year (i) a ratio of Total Indebtedness to Consolidated Shareholders' Equity not exceeding 3 to 1 and (ii) a ratio of Senior Debt to Consolidated Shareholder Equity not exceeding 1.5 to 1.

SECTION 6.14     ENVIRONMENTAL COMPLIANCE.

         The Company shall comply with, and shall conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. The Company shall exercise its reasonable efforts to cause each Project to comply with guidelines promulgated by the World Bank, or such other environmental guidelines of which OPIC shall inform the Company in writing, and to maintain all required permits, licenses, certificates and approvals, relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (vi) other environmental, health or safety matters.

SECTION 6.15     CO-INVESTMENT.

         The Company may (a) invest in Projects using capital from sources other than the Fund and (b) act as a broker or agent or otherwise to arrange for investments (including senior debt, subordinated debt, equity or quasi-equity investments) in Projects by other investors; provided, however, that any such Company and third party investments shall be made on a basis pari passu with or subordinated to investments made by the Fund.

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

         Unless OPIC otherwise agrees in writing, so long as the Commitment shall remain outstanding and until all amounts due and to become due hereunder and under the Notes shall have been paid in full, the Company covenants and agrees as follows:

SECTION 7.01.    LIENS.

         The Company shall not, and shall not permit any Consolidated Subsidiary to, create, assume or otherwise permit to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, or in any proceeds or income therefrom, except for:

         (a) Liens for Taxes or other statutory Liens that are being contested or litigated in good faith;

         (b) any mechanic's, workmen's or other like Liens arising by mandatory provision of law securing obligations incurred in the ordinary course of business that are not yet overdue or which are being contested or litigated in good faith.

SECTION 7.02     NO ALTERATION OF CHARTER DOCUMENTS.

The Company shall not terminate, amend or assign any of its obligations under any of the Charter Documents, other than amendments or waivers either to correct manifest error or which are of a formal, minor, or technical nature or which do not change materially its rights or obligations, provided that the Company promptly gives OPIC notice of each such amendment or waiver.

SECTION 7.03.    DIVIDENDS AND SHARE REDEMPTIONS.

         The Company shall not declare or pay any dividends on or make any other distributions in respect of any shares of any class of its capital stock (other than dividends payable solely in shares of its capital stock), or purchase, acquire, redeem or retire (directly or indirectly through any subsidiary of the Company) any of such shares until all amounts due or to become due hereunder or under the Notes shall have been paid in full, unless no Event of Default, or event which, with the passage of time or giving of notice or both, would constitute an Event of Default, exists or would be caused by any such dividend, other distribution, share purchase or other such share retirement.

SECTION 7.04.    SALE OF ASSETS; MERGERS.

         (a) The Company shall not, and shall not permit any Consolidated Subsidiary to, sell, assign, convey, lease or otherwise dispose of all or a substantial part of its assets or properties, whether now owned or hereafter acquired, except for the replacement of a capital asset with an asset of equal or greater value; provided that the Company and any Consolidated Subsidiary may sell, transfer or otherwise dispose of all or any part of its investments in the ordinary course of business.

         (b) Notwithstanding the foregoing, the Company shall not transfer or otherwise dispose of the Fund.

         (c) The Company shall not dissolve, liquidate or otherwise cease to do business, or merge or consolidate with any Person.

SECTION 7.05.   ORDINARY CONDUCT OF BUSINESS.

         The Company shall not:

         (a) nor shall it permit any Consolidated Subsidiary to, engage in any business other than its present business activities, those related to the Fund and other activities similar thereto;

         (b)     materially change the nature or scope of the Fund;

         (c) take any action which, under the Employee Retirement Income Security Act of 1974, as amended, would cause a Material Adverse Effect; or

         (d) fail to maintain its corporate existence and its right to carry on its operations.

SECTION 7.06.    WORKER RIGHTS.

         The Company shall not take any action to prevent its employees from lawfully exercising their right of free association and their right to organize and bargain collectively. The Company further agrees to observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work and occupational health and safety, and not to use forced labor. The Company shall undertake its reasonable efforts to cause each Project to afford each of the foregoing protections to such Project's own employees.

                                 ARTICLE VIII.
                             DEFAULTS AND REMEDIES

SECTION 8.01.    EVENTS OF DEFAULT.

         The occurrence and continuation of any of the following events or circumstances shall constitute an "Event of Default" hereunder:

         (a) The Company fails to pay when due any interest payable pursuant to any Note or any other amount (other than Loan principal) payable pursuant to this Agreement, and such failure continues for more than five Business Days after the date on which such payment was due;

         (b) The Company fails to pay when due any principal of the Loan payable pursuant to any Note on the Loan Maturity Date or on such earlier date on which such principal shall have become due;

         (c) The Company or any Consolidated Subsidiary fails to pay when due any principal of or interest on any of its Indebtedness other than the Loan, and such failure continues beyond the grace period, if any, applicable thereto (unless the amount of such unpaid Indebtedness is de minimis and the party to whom such Indebtedness is owed has not declared the Company or such Consolidated Subsidiary to be in default); or a default occurs under any agreement or instrument evidencing, or under which the Company or any Consolidated Subsidiary has outstanding at the time, any such Indebtedness and such default continues beyond the grace period, if any, applicable thereto, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness;

         (d) Any representation or warranty made by or on behalf of the Company in this Agreement, or in any notice or other certificate, document, Financial Statement or other statement delivered pursuant hereto, proves to have been incorrect in any material respect when made;

         (e) The Company fails to comply with any covenant or provision set forth in Section 6.12 or Article VII;

         (f) The Company fails to comply with or perform any agreement or covenant contained herein other than those referred to in Sections 8.01(a) through (e) above, and such failure continues for 30 days after the occurrence thereof;

         (g) This Agreement, the Notes, or any other Financing Document at any time for any reason ceases to be in full force and effect, or is declared to be void or is repudiated by the Company, or the validity or enforceability hereof or thereof is at any time contested by the Company;

         (h)     Allied Capital Advisers, Inc. ceases to manage the Fund;

         (i) The Company (i) applies for, or consents to the appointment of, a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of its assets, (ii) files a voluntary petition in bankruptcy, admits in writing that it is unable to pay its debts as they become due or generally fails to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) files a petition or answer seeking reorganization or arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding where such action or failure to act will result in a determination of bankruptcy or insolvency against it;

         (j) Without the Company's written application, approval or consent, a proceeding is instituted in any court of competent jurisdiction or by or before any government or governmental agency of competent jurisdiction, seeking in respect of the Company: adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of Indebtedness, the appointment of a trustee, receiver, liquidator or the like of it or of all or any substantial part of its property or assets, or other like relief in respect of it under any bankruptcy, reorganization or insolvency law; provided, however, that the same shall not constitute an Event of Default if such proceeding is being contested by the Company in good faith, unless the same continues undismissed for a period of 60 days;

         (k) Any final judgment or judgments for the payment of money is or are rendered against the Company or any Consolidated Subsidiary or any of their properties, and such judgment or judgments is or are not satisfied or discharged within 30 days of entry; provided, however, that the same shall not constitute an Event of Default except to the extent that it would have a Material Adverse Effect on the Company's ability to repay the Loan;

         (l) Any environmental claim shall have been asserted against the Company, and such claim could have a Material Adverse Effect on the Company's ability to repay the Loan; or

         (m) Any event shall have occurred that, in the reasonable judgment of OPIC, would, or is reasonably likely to, impair the Company's ability to repay the Loan.

SECTION 8.02.    REMEDIES UPON EVENT OF DEFAULT.

         (a) Except as otherwise provided in Section 8.02(b), if any Event of Default has occurred and is continuing, OPIC may at any time in its sole discretion, (i) suspend or terminate the Commitment, (ii) declare, by written demand for payment to the Company, any portion or all of the Loan to be due and payable, whereupon such portion of the Loan, together with interest accrued thereon and all other amounts due under this Agreement, the Notes, and any other Financing Document, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Company hereby expressly waives, and/or (iii) without notice of default or demand, proceed to protect and enforce its rights and remedies by appropriate proceedings, whether for damages or the specific performance of any provision of this Agreement, any Note, or any other Financing Document, or in aid of the exercise of any power granted in this Agreement, any Note, any other Financing Document, or by law, or may proceed to enforce the payment of any Note.

         (b) Upon the occurrence of an Event of Default referred to in Sections 8.01(i) or (j), (I) the Commitment shall automatically be terminated, and (II) the Loan, together with interest accrued thereon and all other amounts due under this Agreement, the Notes, and any other Financing Document, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Company hereby expressly waives.

SECTION 8.03.    JURISDICTION AND CONSENT TO SUIT.

         Without prejudice to OPIC's right to bring suit in the courts of any domestic or foreign jurisdiction, any proceeding to enforce this Agreement, any Note, or any other Financing Document to which the Company is a party (unless otherwise specified) may be brought by OPIC in any court of competent jurisdiction in the District of Columbia of the U.S. or in any other jurisdiction where the Company or any of its property may be found. The Company hereby irrevocably waives any present or future objection to such venue, and irrevocably consents and submits unconditionally to the nonexclusive jurisdiction for itself and in respect of any of its property of any such court. The Company further irrevocably waives any claim that any such court is not a convenient forum for any such proceeding. The Company further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement, any Note, or any other Financing Document shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

                                   ARTICLE IX
                                 MISCELLANEOUS

SECTION 9.01.    NOTICES.

         Each notice, demand, report, or other communication relating to this Agreement shall be in writing, shall be hand-delivered or sent by mail (postage prepaid), telegram or facsimile transmission (with a copy by mail to follow, receipt of which copy shall not be required to effect notice), and shall be deemed duly given when sent to the following addresses, or to such other address or number as each party shall have last specified by notice to the other parties:

         To the Company:

                 Allied Capital Corporation
                 1666 K Street, N.W., Suite 901
                 Washington, D.C. 20006
                 (Attn:   G. Cabell Williams, III, President)
                 Facsimile: (202) 659-2053

         To OPIC:

                 Overseas Private Investment Corporation
                 1100 New York Ave, N.W.
                 Washington, D.C. 20527
                 (Attn: Vice President, Finance
                          with a copy to Treasurer)
                 Facsimile: (202) 408-9866

Either party may, by written notice to the other, change the address to which such communications should be sent to it.

SECTION 9.02.    GOVERNING LAW.

         THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

SECTION 9.03.    SUCCESSION.

         This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided that the Company shall not, without the prior written consent of OPIC, assign or delegate all or any part of its interest herein or obligations hereunder.

SECTION 9.04.    SURVIVAL OF AGREEMENTS.

         Each agreement, representation, warranty and covenant contained or referred to in this Agreement shall survive any investigation at any time made by OPIC and shall survive the Disbursement of the Loan, except for changes permitted hereby, and shall terminate only when all amounts due or to become due under this Agreement and the Notes are paid in full.

SECTION 9.05.    INTEGRATION; AMENDMENTS.

         This Agreement embodies the entire understanding of the parties hereto, and supersedes all prior negotiations, understandings and agreements between them with respect to the subject matter hereof. The provisions of this Agreement may be waived, supplemented or amended only by an instrument in writing signed by Authorized Officers of the Company and OPIC.

SECTION 9.06.    SEVERABILITY.

         If any provision of this Agreement is prohibited or held to be invalid, illegal or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by law that (i) the validity, legality and enforceability of the other provisions in such jurisdiction shall not be affected or impaired thereby, and (ii) any such prohibition, invalidity, illegality or unenforceability shall not render such provision prohibited, invalid, illegal, or unenforceable in any other jurisdiction.

SECTION 9.07.    NO WAIVER.

         (a) No failure or delay by OPIC in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any of its rights, powers or remedies. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other legal right. No waiver of any such right shall be effective unless given in writing.

         (b) The rights or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other appropriate right or remedy.

SECTION 9.08.    WAIVER OF JURY TRIAL.

         The Company and OPIC each hereby irrevocably waives, to the fullest extent permitted by law, any right to have a jury participate in resolving any dispute arising out of, in connection with, related to, or incidental to the relationship between them established by this Agreement, the Notes, any other Financing Document and any other instrument, document or agreement entered into in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.09.    INDEMNITY.

         To the extent permitted by law, the Company hereby indemnifies and holds harmless OPIC and its directors, officers, employees, agents and counsel (the "Indemnified Persons") from and against any and all losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of this Agreement, the Financing Documents or any of them or any of the transactions contemplated hereby or thereby; provided, however, that the Company shall not be liable to any Indemnified Person for any losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that resulted from the gross negligence or willful misconduct of such Indemnified Person.

SECTION 9.10.    FURTHER ASSURANCES.

         From time to time, the Company shall execute and deliver to OPIC such additional documents as OPIC may require to carry out the purposes of this Agreement or the Financing Documents or to preserve and protect OPIC's rights as contemplated herein or therein.

SECTION 9.11.    COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on its behalf by its Authorized Officer as of the date first above written.


                                          ALLIED CAPITAL CORPORATION



                                          /s/ G. CABELL WILLIAMS, III
                                          -----------------------------
                                          By: G. Cabell Williams, III
                                          Its: President


                                          OVERSEAS PRIVATE INVESTMENT
                                            CORPORATION


                                          /s/ CHRISTOPHER FINN
                                          ---------------------------------
                                          By: Christopher Finn
                                          Its: Executive Vice President

United States of America  )
                          )       ss:
District of Columbia      )




         I, Donna Jo Hayhurst, a notary public in and of District of Columbia, DO HEREBY CERTIFY that G. Cabell Williams, III, an Authorized Officer of Allied Capital Corporation (the "Company"), personally appeared before me in said District of Columbia, personally known to me and known by me to be the person who executed on behalf of the Company the Loan Agreement annexed hereto, who acknowledged the same to be his or her own free act and deed and the free act and deed of the Company, and that he or had the necessary authority to do so.

         Given under my hand and notarial seal this 10th day of April, 1995.





                               /s/  DONNA JO HAYHURST
                               --------------------------------------



                                       Donna Jo Hayhurst
                               Notary Public, District of Columbia
                               My Commission Expires Jan. 14, 1998
                               ---------------------------------------

United States of America  )
                          )       ss:
District of Columbia      )




         I, Donna Jo Hayhurst, a notary public in and of District of Columbia, DO HEREBY CERTIFY that Christopher Finn, an Authorized Officer of Overseas Private Investment Corporation ("OPIC") personally appeared before me in said District of Columbia, personally known to me and known by me to be the person who executed on behalf of OPIC the Loan Agreement annexed hereto, who acknowledged the same to be his or her own free act and deed and the free act and deed of OPIC, and that he or she had the necessary authority to do so.

         Give n under my hand and notarial seal this 10th day of April, 1995.





                                     /s/  DONNA JO HAYHURST
                                     --------------------------------------



                                             Donna Jo Hayhurst
                                     Notary Public, District of Columbia
                                     My Commission Expires Jan. 14, 1998
                                     ---------------------------------------

                                 SCHEDULE 3.03

                         CHANGES IN FINANCIAL CONDITION



         Since the financial statements set forth in the Company's Annual Report as of December 31, 1994, there have been no changes in the Company's financial condition except as have occurred in the ordinary course of the Company's business since such date.

                                 SCHEDULE 3.05

                         SUBSIDIARIES AND SHAREHOLDINGS



         As a regular part of its business, the Company owns interests in portfolio companies in a wide range of businesses. These ownership interests are predominantly in the form of common stock or warrants exercisable into common stock. These shareholdings are set forth in the Company's 1994 Annual Report.

                                 SCHEDULE 3.09

                                   LITIGATION


         None, except as set forth in the Company's Form 10-K as of December 31, 1994 and the Company's 1994 Annual Report.

                                 SCHEDULE 3.11


                              DISCLOSURE DOCUMENTS


1.       1993 Allied Capital Corporation Annual Report

2.       1994 Allied Capital Corporation Annual Report

3. Allied Capital International "business plan" dated February, 1995, with appendices

4. Allied Capital Corporation Loan Commitments Outstanding Report, as of December 31, 1994

5. Allied Capital Corporation consolidated statement of investment performance statistics for the 34-year period ended December 31, 1993

6. Allied Capital Advisers advisory fee explanation memorandum from Joan Sweeney to Allied Capital Corporation Board of Directors, dated February 6, 1995

7.       Sponsor Disclosure Report dated December 7, 1994

8. Conformed copy of Note Agreement with Massachusetts Mutual Life, dated April 30, 1992, as amended

                                 SCHEDULE 6.08


                                   INSURANCE


                                      None

                                   EXHIBIT A

                          FORM OF DISBURSEMENT REQUEST


Overseas Private Investment Corporation
1100 New York Avenue, N.W.
Washington, D.C. 20527

Attention:  Vice President for Finance, with a copy to the Treasurer


Disbursement Request

Dear Sir or Madam:

Reference is made to the Loan Agreement between Allied Capital Corporation (the "Company") and Overseas Private Investment Corporation ("OPIC") dated as of April 10, 1995 (the "Loan Agreement"). Except as otherwise provided, capitalized terms used herein shall have the meanings set forth in the Loan Agreement.

Pursuant to Section 2.01(b) of the Loan Agreement, notice is hereby given that the undersigned requests Disbursement of the Loan as follows:

         Amount of Disbursement:  $[_____]

         Proposed Closing Date:   [Not less than 5 Business Days from the date
                                  OPIC receives this Disbursement Request]

As of the Closing Date, each of the conditions set forth in [Articles IV and V] [Article V] will be satisfied.

                                               Very truly yours,

                                               ALLIED CAPITAL CORPORATION

                                               By:
                                                  ------------------------

                                               Its:
                                                   -----------------------

                                   EXHIBIT B

                            FORM OF PROMISSORY NOTE

                           ALLIED CAPITAL CORPORATION

                                PROMISSORY NOTE


No. _____                                   ________________________ __,  199__


         FOR VALUE RECEIVED, ALLIED CAPITAL CORPORATION, a corporation organized and existing under the laws of the State of Maryland (the "Company"), hereby unconditionally promises to pay to the order of OVERSEAS PRIVATE INVESTMENT CORPORATION ("OPIC") the Principal Sum (defined below) in lawful currency of the United States of America and in immediately available funds, at the office of OPIC, 1100 New York Avenue, N.W., Washington, D.C. 20527, at the times and as provided in the Loan Agreement, dated as of April 10, 1995, between the Company and OPIC (as it may be amended from time to time, the "Loan Agreement").

         The Company hereby also promises to pay interest on the unpaid principal amount hereof in like funds at said office from the date hereof until paid at the rates and at the times provided in the Loan Agreement.

         The Company hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this promissory note.

         As used herein, the following capitalized terms shall have the meanings specified:

Principal Sum                                      _______________________ and
                                                   00/100 United States Dollars
                                                   (U.S. $_________________)

Maturity Date                                      _______________, 2005


Interest Payment Dates                            semi-annually on the
                                                  fifteenth day of March and
                                                  September of each year and on
                                                  the Maturity Date

Note Rate                                         The rate per annum equal to
                                                  the sum of the Treasury Rate
                                                  plus fifty basis points
                                                  (0.50%)

Treasury Rate                                     ___________________ percent
                                                  (___%) per annum

Default Spread                                    two percent (2%) per annum

Day Count Fraction                                360-day years consisting of
                                                  twelve 30-day months

Business Day                                      Any day except a Saturday,
                                                  Sunday or other day on which
                                                  commercial banks in New York
                                                  City or Washington, D.C. are
                                                  authorized by law to close

All other capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Loan Agreement.

         1. Principal Payment. The Principal Amount hereof shall be due on the Maturity Date.

         2. Interest Payments. The Company shall pay to OPIC interest at the Note Rate in arrears on each Interest Payment Date, commencing with the first such date after the date hereof, on the Principal Amount hereof from time to time outstanding, accruing from and including the date hereof until payment in full.

         3. Computation of Interest. Interest shall accrue and be computed on the basis of the Day Count Fraction, for each period (an "Interest Period") from and including the Closing Date or the day following the immediately preceding Interest Payment Date, as the case may be, to and including the next succeeding Interest Payment Date or, if earlier, the Maturity Date.

         4. Method and Application of Payment. All payments hereunder shall be made in immediately available funds to OPIC. Whenever any Payment Date under this Note shall fall on any day that is not a Business Day, the payment due on such Payment Date shall be made on the next succeeding Business Day.

         5. Additional Provisions. This Note is issued under and is subject to the provisions of the Loan Agreement. No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligation of the Company to pay the principal of, interest on, and all other amounts due pursuant to this Note as provided herein.

         6. Principal Prepayments. The Principal Amount of this Note (a) may be prepaid at the election of the Company, at any time, in whole or in part without penalty or premium and (b) shall be prepaid (i) in whole at the election of OPIC upon the occurrence of an Event of Default under the Loan Agreement or (ii) in whole or in part upon the occurrence of certain events requiring mandatory prepayment under the Loan Agreement.

prepayment under the Loan Agreement.

         7. Default Rate. Interest shall accrue on the amount of any principal and interest not paid when due, from the date on which such amount became due and payable (whether at stated maturity, by acceleration, or otherwise), at a rate per annum equal to the sum of the Note Rate plus the Default Spread, and shall be payable on the last day of each month succeeding such due date and on the date when such defaulted amount is paid in full.

         8. Amendments and Modifications. The provisions of this Note may be modified or amended only by an instrument in writing signed by duly authorized representatives of the Company and OPIC.

         9. Governing Law. This Note shall be construed and enforced in accordance with the law of the State of New York without regard to its conflict of laws provisions.

         IN WITNESS WHEREOF, the Company acting by its duly authorized representative has caused this Note to be executed and delivered on the date first above written.

                                                ALLIED CAPITAL CORPORATION



                                                By:
                                                    ----------------------------
                                                Its:
                                                     ---------------------------

                                   EXHIBIT C

                  FORM OF CORPORATE AUTHORIZATION CERTIFICATE

                              [COMPANY LETTERHEAD]
                       ----------------------------------
                             OFFICER'S CERTIFICATE
                            PURSUANT TO SECTION 4.01
                       ----------------------------------

         I, ________________,  [_______________], corporate Secretary of Allied
Capital Corporation, company organized and existing under the laws of the State of Maryland (the "Company"), DO HEREBY CERTIFY that:

         1. Attached hereto as Exhibit A is a true and complete copy of the Charter Documents of the Company, as amended to date, which are in full force and effect as of the date hereof.

         2. Attached hereto as Exhibit B are true and complete copies of resolutions duly adopted by the Board of Directors of the Company [and of all documents evidencing any other necessary corporate or shareholder action taken by the Company] to authorize the execution, delivery and performance of the Loan Agreement between the Company and Overseas Private Investment Corporation ("OPIC"), dated as of April 10, 1995 (the "Loan Agreement") (capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement) and the Note(s), and such resolutions are in full force and effect without amendment as of the date hereof.

         3. The following named individuals whose specimen signatures and titles are set forth opposite their names are authorized to execute and deliver on behalf of the Company the Loan Agreement, the Notes, and all other instruments and notices contemplated in the Loan Agreement:


  ------------------------------          -----------------------------------              ---------------------------------------
               Name                                      Title                                       Specimen Signature


  ------------------------------          -----------------------------------              ---------------------------------------
               Name                                      Title                                       Specimen Signature


  ------------------------------          -----------------------------------              ---------------------------------------
               Name                                      Title                                       Specimen Signature


         WITNESS my hand this     day of       , 1995.
                              ---        ------

                                          --------------------------------------
                                                           [Name]
                                                      Corporate Secretary


         I, [_____________], the [President] [Chairperson and Chief Executive Officer] of the Company, DO HEREBY CERTIFY that [Name of Corporate Secretary] is, and at all times since [_______________], 199 [__] has been, duly elected and qualified as Corporate Secretary of the Company, and that the signature of such Corporate Secretary set forth above is true and genuine.

         WITNESS my hand this [_______] day of _______, 1995.



                                          --------------------------------------
                                                           [Name]
                                                [President] [Chairperson and
                                                  Chief Executive Officer]

                                   EXHIBIT D


                          FORM OF CLOSING CERTIFICATE


                              [COMPANY LETTERHEAD]

                      -----------------------------------
                             OFFICER'S CERTIFICATE
                            PURSUANT TO SECTION 5.03
                      -----------------------------------



         I, [______________], the [President] [Chairperson and Chief Executive Officer] of Allied Capital Corporation (the "Company"), a company organized and existing under the laws of the State of Maryland, DO HEREBY CERTIFY that:

         A. I am familiar with the terms of the Loan Agreement between the Company and overseas Private Investment Corporation ("OPIC"), dated as of April 10, 1995 (the "Loan Agreement") (capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement);

         B. I have read the covenants, representations, warranties and agreements of the Company contained in the Loan Agreement and have been represented by counsel in connection with the preparation, execution and delivery of the Loan Agreement;

         C. I have made or caused to be made such examination or investigation as is necessary to enable me to express an informed opinion as to the matters set forth below;

and pursuant to Section 5.03 of the Loan Agreement DO HEREBY CERTIFY that, except as set forth on the Exceptions Schedule attached hereto:


         1. The representations and warranties set forth in Article III of the Loan Agreement are true and correct in all material respects on the date hereof as if made on the date hereof, and no Event of Default, and no event or condition which with lapse of time or the giving of notice, or both, would constitute an Event of Default, exists on the date hereof;

         2. As of the date hereof, no circumstance exists, or change of law or regulation of any governmental authority has occurred, that would have a Material Adverse Effect.

         3. Attached hereto as Exhibit A is a schedule setting forth the purposes to which the present Disbursement will be applied, for which the proceeds of this Disbursement are presently needed.

         WITNESS my hand this [_________] day of [______________],  199[__].




                                       ----------------------------------------
                                                        [Name]
                                                 Chairperson and Chief
                                                   Executive Officer

United States of America  )
                          )       ss:
District of Columbia      )



I, ____________________________________, a notary public in and for the
District of Columbia, DO HEREBY CERTIFY that [Name], [Title] of Allied Capital Corporation (the "Company"), personally appeared before me in said District, personally known to me and known by me to be the person who executed on behalf of the Company the Closing Certificate annexed hereto, who acknowledged the same to be [his/her] own free act and deed and the free act and deed of the Company, and that (he/she] had the necessary authority to do so.

Given under my hand and [notarial] seal this [_________] day of [________________], 199[__].




---------------------------------------------------


---------------------------------------------------

                                   EXHIBIT E

                             FORM OF LEGAL OPINION

                                [On Letterhead]


                             ____________ __, 1995


Overseas Private Investment Corporation
1100 New York Avenue, N.W.
Washington, D.C. 20527


Ladies and Gentlemen:

         I have acted as counsel to Allied Capital Corporation, a corporation organized and existing under the laws of the State of Maryland (the "Company") and in connection with the negotiation, execution and delivery by the Company of the Loan Agreement dated as of April 10, 1995 (the "Loan Agreement") between the Company and Overseas Private Investment Corporation ("OPIC") and the execution and delivery by the Company of certain other instruments related thereto. This opinion is submitted to OPIC pursuant to Section 4.02 of the Loan Agreement. All capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Loan Agreement.

         In connection herewith, I have examined originals or copies certified or otherwise identified to my satisfaction of (i) the Loan Agreement, dated as of April 10, 1995 and (ii) the form of Note.

         I have also examined originals, or copies certified or otherwise identified to my satisfaction, of the Articles of Incorporation and By-laws of the Company, board resolutions, other corporate and official records, agreements, certificates, approvals and such other documents relating to the Company as I have deemed necessary or appropriate. I have also made such other investigations, and have reviewed such matters of law, as I have considered relevant to the opinions expressed herein.

         The opinions hereinafter expressed are subject to the following qualifications, whether or not such opinions refer to such qualifications:

         (a) the enforceability of the Loan Agreement and each of the related documents specified therein may be limited by the effect of applicable federal or state bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws, statutes or rules of general application relating to, or affecting, the enforcement of creditor's rights;

         (b) the enforceability of the Loan Agreement and each of the related documents specified therein is subject to such principles of equity as a court having jurisdiction may impose by the exercise of judicial discretion, including without limitation, the effect of rules of law governing judicial discretion, including without limitation, the effect of rules of law governing specific performance, injunctive relief and other equity remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (c) I have assumed the legal capacity, power and due authorization of any party or parties (other than the Company) executing and delivering any document referred to herein; and

         (d) I have assumed and relied upon the truth and completeness, as to matters of fact, of the certificates of government officials and of the certificates, representations, warranties, covenants and agreements of the Company given pursuant to or in connection with the Loan Agreement and the documents specified therein.

         I have not consulted with legal counsel in any other jurisdiction, and I do not, except as expressly set forth herein, opine as to any matter relative to any jurisdiction other than the District of Columbia, applicable Federal laws and the corporations law of the State of Maryland. I am not aware of any material differences between the applicable laws of the District of Columbia and the State of New York, and, in giving the opinions set forth herein, I have, with your permission, assumed that there are no material differences between the applicable laws of the District of Columbia and the State of New York.

         Subject to the foregoing, I am of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

         2. The Company's authorized capitalization consists of 10,000,000 shares of common stock, of which approximately 6,152,703 shares are issued and outstanding as of March 30, 1995. All outstanding shares of common stock of the Company have been duly authorized and validly issued and are fully paid and Nonassessable.

         3. The Company is duly authorized to do business and is in good standing in each jurisdiction in which its business makes such authorization required (or for which the failure to be so authorized or qualified would have a Material Adverse Effect), has the corporate power and authority to own and operate its properties, to carry on its business and to establish and implement the Fund and to execute, deliver and perform its obligations under the Loan Agreement and the Notes.

         4. The Company's execution, delivery and performance of the Loan Agreement, the Notes and each of the other Financing Documents to which it is or will be a party (i) have been duly authorized by all necessary corporate action; (ii) will not violate any applicable regulation or ruling of any competent governmental authority; and (iii) will not breach, or result in the imposition of any encumbrance upon any of its assets (except as permitted by Section 7.01 of the Loan Agreement) under any agreement or other requirement to which it or any of its properties may be bound or affected or any applicable provision of its Articles of Incorporation or By-laws; and all third party consents required therefor have been obtained and are in full force and effect.

         5. The Loan Agreement has been duly executed and delivered by the Company, and constitutes, and each Note when executed and delivered in accordance with the Loan Agreement will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its respective terms except as its enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting the enforcement of creditors' rights generally or general principles of equity.

         6. Except for Liens permitted by Section 7.01 of the Loan agreement, each of the Company and its Consolidated Subsidiaries has good title to its property free and clear off all Liens, and the Company's obligations under the Loan Agreement rank, and its obligations under the Notes will rank, at least pari passu with all its other Indebtedness. For purposes of this paragraph, the term "Indebtedness" means any amount payable pursuant to any agreement or instrument involving or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, or pursuant to a lease with substantially the same economic effect as any such agreement or instrument, to which the Company is a party as debtor, borrower or guaranty.

         7. No registration, authorization, exemption, consent, approval or order of or with any governmental authority or any governmental subdivision thereof is required:

         (a) to enable the execution, delivery and performance by the Company of the Loan Agreement or the Notes; or

         (b) to permit OPIC to exercise any right, privilege or remedy afforded under (i) the Loan Agreement or the Notes or (ii) any applicable law (including acceleration of the maturity of the Loan), and to enforce each of its rights, privileges and remedies in any court or other tribunal of competent jurisdiction in the District of Columbia.

         8. All tax returns and reports of the Company and its Consolidated Subsidiaries required by law to be filed in the United States of America and each governmental subdivision thereof have been duly filed, and all taxes, assessments, fees and other governmental charges due in respect of the Company and its Consolidated Subsidiaries or any assets, income or franchise of the Company and its Consolidated Subsidiaries have been duly paid, except for amounts contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established.

         9. Neither the Company nor, to my best knowledge after due inquiry, any other party, is in breach of any contractual provision that would have a material adverse effect upon the Company's ability to perform its obligations under the Loan Agreement or the Notes or to carry on its business and to establish and implement the Fund.

         10. No actions, suits, proceedings or investigations are pending or are threatened by or before any domestic or foreign court or governmental authority against the Company or any of its properties or rights that, if adversely determined, would be likely to result in any material liability or to have a material adverse effect the ability of the Company to perform its obligations under any of the Financing Documents, except as to matters previously disclosed in writing to OPIC.

         11. The Company has the power to submit, and pursuant to the Loan Agreement has legally, validly, effectively and irrevocably submitted, to the jurisdiction of the courts of the United States of America in the District of Columbia in respect of any proceeding to enforce the Loan Agreement or any Note.

         The opinions expressed herein are given, and relate to acts and circumstances existing, as of the date hereof. I assume no obligation to update or supplement these opinions to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which hereafter occur. The opinions expressed herein are not intended to be relied upon by any individual or entity other than OPIC.

                                        Very truly yours,

                                        Thomas R. Salley

                                   EXHIBIT F

                GUIDELINES FOR SCREENING DOWNSTREAM INVESTMENTS
                                (DECEMBER 1993)

Presented below are guidelines that provide a mechanism for the application to downstream investments of OPIC's U.S. and environmental effects standards as well as the worker rights and insurance of exports undertakings required by the Jobs Through Exports Act of 1992.

THE GUIDELINES ARE DIVIDED INTO TWO PARTS-- THOSE APPLICABLE TO "ONE-TIME INVESTMENT PROJECTS",(3) AND THOSE APPLICABLE TO "REVOLVING LOAN PROJECTS."
(4)

I. Guidelines for One-time Investment Projects. In general, OPIC SCREENING OF DOWNSTREAM INVESTMENTS (AS DEFINED BELOW) WILL BE BASED ON REVIEW OF THE OPIC EXPEDITED SCREENING QUESTIONNAIRE, A COPY OF WHICH IS ATTACHED AS EXHIBIT A HERETO (THE."QUESTIONNAIRE"). The Questionnaire is to be completed by the appropriate investment, project manager well in advance of the proposed investment date. OPIC may amend the Questionnaire from time to time as circumstances warrant.

         A. Small-Scale Downstream Investment FOR SMALL-SCALE DOWNSTREAM INVESTMENTS (AS DEFINED BELOW), OPIC WILL MAKE EVERY EFFORT TO TRANSMIT ITS SCREENING DECISION WITHIN 10 WORKING DAYS OF RECEIPT OF A COMPLETED QUESTIONNAIRE, PROVIDED THAT THE INVESTMENTS ARE NOT IN ANY OF THE SECTORS LISTED IN APPENDIX I, II OR III. Since investments in sectors outside those listed in Appendix I, II or III are unlikely to have material adverse impacts, investment project managers can expect an expeditious positive response from OPIC for most such investments. (Investment project managers should be aware that even downstream investments falling within the sectors listed in Appendix I, II or III may well be permitted by OPIC, but only after a full review of the proposed investment in accordance with OPIC's existing procedures for all OPIC-supported projects.)

                 For purposes of these guidelines, A "SMALL-SCALE DOWNSTREAM INVESTMENT" IS ONE THAT, WHEN COMBINED WITH ALL OTHER OUTSTANDING INVESTMENTS MADE BY THE





--------------------

(3) "One-time investment projects" are investment projects the capital of which generally may be deployed only once.

(4) "Revolving loan projects" are investment projects, such as trade capital funds, the capital of which may be redeployed continually as downstream investments are liquidated and (that generally make investments only in the form of short term loans.

Obtaining Clearances For OPIC-Supported Investment Projects            12/14/93
Directive 94-16


                 SAME INVESTMENT PROJECT IN THE SAME DOWNSTREAM PROJECT COMPANY, DOES NOT EXCEED THE LESSER OF: (i) $2.5 MILLION, OR
                 (ii) 10 PERCENT OF THE INVESTMENT PROJECT'S TOTAL CAPITAL.(5) The dollar amount calculated in accordance with the preceding sentence is referred to as the "Small-Scale Threshold."

         B. Intermediate-Scale Downstream Investments. OPIC SCREENING OF DOWNSTREAM INVESTMENTS IN EXCESS OF THE SMALL-SCALE THRESHOLD, BUT NOT MORE THAN $5 MILLION (OR 10 PERCENT OF TOTAL PROJECT CAPITAL, WHICHEVER IS LESS), ALSO NORMALLY WILL BE COMPLETED WITHIN 10 WORKING DAYS OF RECEIPT OF A COMPLETED QUESTIONNAIRE, PROVIDED IN ADDITION THAT:

                 1. THE DOWNSTREAM INVESTMENT IS NOT IN A SECTOR LISTED IN APPENDIX I, II OR III HERETO; AND

                 2. NOT MORE THAN ONE (1) PERCENT OF THE DOWNSTREAM PROJECT COMPANY'S TOTAL PRODUCTION, REPRESENTING INCIDENTAL SALES, IS TO BE EXPORTED TO THE UNITED STATES; AND

                 3. THE DOWNSTREAM INVESTMENT PROJECT IS NOT IN THE AGRICULTURE, MANUFACTURING OR TOURISM SECTOR. For projects in these sectors, a favorable environmental assessment prepared by a qualified party approved by OPIC must be submitted before OPIC review can be completed. The investment project manager must also receive appropriate assurances that remedial measures recommended in the assessment, if any, will be taken. (Information regarding the preparation of environmental assessments may be obtained from OPIC.); and

                 4. THE DOWNSTREAM INVESTMENT REPRESENTS LESS THAN 25 PERCENT OF THE TOTAL EQUITY CAPITAL OF THE DOWNSTREAM PROJECT COMPANY. For investments that represent more than 25 percent of such capital, worker rights undertakings, to be prepared in consultation with OPIC, must be obtained from each





--------------------

(5) For one-time investment projects. such as the Finance Department's investment funds, total capital would be based on the project's total
committed  capital.   For  revolving loan projects, such as trade capital
funds, total capital would he that outstanding (i.e., the outstanding sum of moneys invested in the investment project) from time to time during the life of the project, with appropriate relaxation of this standard during the start-up and wind-down phase of such investment projects.

Obtaining Clearances For OPIC-Supported Investment Projects            12/14/93
Directive 94-16



                          downstream project company before OPIC review can be completed.

 II. Guidelines for Revolving Loan Projects. Except for projects in the sectors listed in Appendix I, II or III, no OPIC screening will be required where the amount invested, when combined with the outstanding balance(s) of all other investments by an investment project in the same downstream project company, does not exceed the Small-Scale Threshold.

III. OPIC Screening. DOWNSTREAM INVESTMENTS THAT DO NOT FALL WITHIN THE FOREGOING CATEGORIES MUST BE SCREENED BY OPIC IN ACCORDANCE WITH ITS CUSTOMARY SCREENING CRITERIA APPLICABLE TO OPIC-SUPPORTED INVESTMENTS. EVERY EFFORT WILL BE MADE TO SCREEN SUCH INVESTMENTS IN A TIMELY MANNER. INVESTMENT PROJECT MANAGERS SHOULD BE AWARE THAT PROPOSED DOWNSTREAM INVESTMENTS IN SECTORS LISTED IN APPENDIX I, II OR III MAY BE APPROVED BY OPIC, BUT ONLY AFTER PRIOR SCREENING.

         In addition to the expedited screening procedure applicable to Small-Scale and Intermediate-Scale Downstream Investments, as described above, other projects in certain sectors that are unlikely to cause adverse effects are likely to be reviewed more quickly than those in other sectors. Attached hereto as Appendix IV is a list of sectors for which OPIC considers the possibility of adverse effects on the U.S. economy to be remote; Appendix V hereto lists sectors in which downstream investments are unlikely to cause environmental harm.

         For downstream investments in environmental sectors that normally will be screened by OPIC for environmental effects, investment projects are encouraged, as is the case under current OPIC practice, to submit environmental assessments prepared by responsible parties in order to expedite to the maximum degree possible OPIC's final decision regarding the potential environmental hazards of a downstream investment and the remedial measures required.

Obtaining Clearances For OPIC-supported Investment Projects            12/14/93
Directive 94-16

EXHIBIT A:       OPIC Expedited Screening Questionnaire-Downstream Investments
(OPIC Form 168) is included here by reference.

                                   APPENDIX I

          DOWNSTREAM INVESTMENTS PROHIBITED ON U.S. EFFECTS GROUNDS
                          ABSENT OPIC PRIOR APPROVAL

         -       Copper and copper products

         -       Motor vehicles, parts and supplies

         -       Iron, steel and products thereof

         -       Leather

         -       Footwear

         -       Textiles, apparel and apparel accessories

         -       Electronics

         -       Agricultural products

Obtaining Clearances For OPIC-Supported Investment Projects            12/14/93
Directive 94-16

                                  APPENDIX II

      DOWNSTREAM INVESTMENTS PROHIBITED ON ENVIRONMENTAL GROUNDS ABSENT
                             OPIC PRIOR APPROVAL


         -       Logging

         -       Mining

         -       Chemical production

         -       Pulp and paper production

         - Manufacture, disposal, import or export of products classified as toxic or hazardous by the U.S. Environmental Protection Agency*

         -       Manufacture of ozone depleting chemicals*

         - Harvesting of rare, endangered or threatened species of plants or animals*


-------------
* Downstream investments in these sectors are highly unlikely to be approved by OPIC.

Obtaining Clearances For OPIC-Supported Investment Projects            12/14/93
Directive 94-16

                                  APPENDIX III

      DOWNSTREAM INVESTMENTS PROHIBITED BY OPIC ON POLICY GROUNDS ABSENT
                             OPIC PRIOR APPROVAL


         -       Export processing zones or investments located therein

         - Projects established as a result or in contemplation of reducing or terminating U.S. operations

         -       military production or sales

         -       Pharmaceuticals and medical equipment

         -       Tobacco

         -       Alcoholic beverages

         -       Gambling

         -       Real estate development, including housing

         -       Communications (publishing and mass media)

         - Companies in which host governments have majority ownership or effective management control

         - Companies in which the investment project has majority ownership or effective management control

         -       Companies engaged in monopolistic practices

         - Projects located in or adjacent to national parks or similar protected areas

Obtaining Clearances For OPIC-Supported Investment Projects            12/14/93
Directive 94-16

                                  APPENDIX IV

       DOWNSTREAM INVESTMENT SECTORS UNLIKELY TO CAUSE HARM TO THE U.S.
                                   ECONOMY


         -       Financial services

         - Power production or transmission for host country or regional markets

         - Telecommunications services to serve predominantly host country or regional markets

         -       Tourism services (e.g., hotels, restaurants, resorts)

         - Other services provided in host country or regional markets that cannot be supplied from the United States

         -       Mining of minerals or ores not mined in the United States

         -       Oil and gas exploration

         - Host country sales, service, distribution or transportation -- no production involved

         -       Agricultural products not grown or raised in the United States

Obtaining Clearances For OPIC-Supported Investment Projects            12/14/93
Directive 94-16

                                   APPENDIX V

                DOWNSTREAM INVESTMENT SECTORS UNLIKELY TO CAUSE
                               ENVIRONMENTAL HARM

         -       Financial services

         -       Hotel modernization (without significant physical expansion)

         -       Restaurants

         -       Retail establishments

         -       Office buildings

         -       Warehouses

         -       Cellular telephone networks

         -       Publishing

         -       Garment assembly

         -       Transportation services

         -       Food packaging

                                                                       EXHIBIT A


Fund:_______________  Company:_______________  Country:_______________

                                                      OPIC-168--December 8, 1993


     OPIC Expedited Screening Questionnaire - Downstream Investments - D R A F T


A.   INVESTMENT SIZE

     1.   What is the Fund's total capital(1)? ________

     2.   Please indicate the size of the downstream investment(2): _______

     3. What percentage of the downstream company's equity will the investment(2) represent? __________


B.   U.S., ENVIRONMENTAL, AND POLICY CONSIDERATIONS

     1. Please give a brief description of the downstream investment. The description should clearly explain the sector involved in the investment:





     2.   Does the company involved in the downstream investment export more
          than one percent of its production to the U.S.?   / / No    / / Yes

     3. Does the downstream investment fall into any of the following sectors or categories? (Please answer for each group.)


               Group A

               / /  Agricultural Products                          / /  Leather
               / /  Copper and copper products                     / /  Motor vehicles, parts, supplies
               / /  Electronics                                    / /  Textiles, apparel, and apparel accessories
               / /  Footwear                                       / /  None of the above
               / /  Iron, steel, and products thereof

               Group B

               / /  Agricultural products not grown or             / /  Power production and transmission
                    raised in the U.S.                                  (host country/regional markets)
               / /  Financial Services                             / /  Telecommunications services (host
               / /  Host country sales, service,                        country/regional markets)
                    distribution, transportation (no               / /  Tourism services (e.g., hotels,
                    production involved)                                restaurants, resorts)
               / /  Mining of minerals or ores not                 / /  Other local services that cannot
                    mined in the U.S.                                   be supplied from the U.S.:_______
               / /  Oil and gas exploration (no                         _________________________________
                    production involved)                           / /  None of the above

------------

(1)  Based on the Fund's total committed capital.

(2) Including all other investments made by the Fund in the same downstream company.

               Group C

               / /  Chemical Production                            / /  Manufacture, disposal, import, or export
               / /  Harvesting of rare, endangered or                   of products classified as toxic or
                    threatened species of plants or animals             hazardous by the U.S. Environmental
               / /  Logging                                             Protection Agency
               / /  Manufacture of ozone depleting chemicals       / /  Mining
                                                                   / /  Pulp and paper production
                                                                   / /  None of the above

               Group D

               / /  Cellular telephone networks                    / /  Publishing
               / /  Financial Services                             / /  Restaurants
               / /  Food packaging                                 / /  Retail establishments
               / /  Garment assembly                               / /  Transportation Services
               / /  Hotel modernization (without significant       / /  Warehouses
                    physical expansion)                            / /  None of the above
               / /  Office buildings

               Group E

               / /  Alcoholic Beverages                            / /  Tobacco
               / /  Media Communications                           / /  Companies engaged in monopolistic practices
               / /  Export processing zone or investment           / /  Companies in which the host government has
                    therein                                             majority ownership or effective management
               / /  Gambling                                            control
               / /  Military production or sales                   / /  Companies in which the Fund has or
               / /  Pharmaceuticals or medical equipment                will acquire majority ownership or
               / /  Projects located in or adjacent to                  effective management control
                    national parks or similar protected areas      / /  Established as a result or in contemplation
               / /  Real estate development, including housing          of reducing or terminating U.S. operations
                                                                   / /  None of the above





I hereby affirm that the information provided herein is accurate and complete.

Signature:                                   Date:
          ----------------------------------       ------------------------

                                                                       EXHIBIT G


       LIST OF COUNTRIES IN WHICH OPIC-RELATED INVESTMENTS MAY BE MADE

Algeria
Angola
Anguilla
Antigua & Barbuda
Argentina
Armenia
Aruba
Azerbaijan

Bahamas
Bahrain
Bangladesh
Barbados
Belarus
Belize
Benin
Bolivia
Bosnia & Herzegovena
Botswana
Brazil
Bulgaria
Buridna Faso
Burundi

Cameroon
Cape Verde
Central African Republic
Chad
Chile
Colombia
Congo
Cook Islands
Costa Rica
Cote d'lvoire
Croatia
Cyprus
Czech Republic

Djibouti
Dominica
Dominican Republic

Ecuador
Egypt
El Salvador
Equatorial Guinea
Eritrea
Estonia
Ethiopia

Fiji
French Guiana

Gabon
Georgia
Germany (eastern)
Ghana
Greece
Grenada
Guatemala
Guinea
Guinea-Bissau
Guyana

Haiti
Honduras
Hungary

India
Indonesia
Ireland
Israel

Jamaica
Jordan

Kazakhstan
Kenya
Kiribati
Kuwait
Kyrgyzstan

Laos
Latvia
Lebanon
Lesotino
Lithuania

Madagascar
Malawi
Malaysia
Mali
Malta
Marshall Islands
Mauritius
Micronesia,
  Federated States of
Moldova
Mongolia
Morocco
Mozambique

Namibia
Nepal
Netherlands Antilles
Nicaragua
Niger
Northern Ireland

Oman

Panama
Papua New Guinea
Paraguay
Peru
Philippines
Poland
Portugal

Qatar

Romania
Russia
Rwanda

Saint Kitts & Nevis
Saint Lucia
Saint Vincent &
  the Grenadines
Sao Tome & Principe
Saudi Arabia
Senegal
Sierra Leone
Singapore
Slovakia
Slovenia
Somalia
South Africa
Sri Lanka
Swaziland

Taiwan
Tajikistan
Tanzania
Thailand
Togo
Tonga
Trindad & Tobago
Tunisia
Turkey
Turkmenistan

Uganda
Ukraine
United Arab Emirates
Uruguay
Uzbekistan

Venezuela

Western Samoa
West Bank & Gaza

Yemen

Zaire
Zambia
Zimbabwe